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                      January 18, 2024

       Timothy Cunningham
       Chief Financial Officer
       Bionomics Limited
       200 Greenhill Road
       Eastwood SA 5063
       Australia

                                                        Re: Bionomics Limited
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2023
                                                            Filed October 18,
2023
                                                            File No. 001-41157

       Dear Timothy Cunningham:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences